SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 9, 2004

AFFYMETRIX, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-28218	77-0319159
(Commission File Number)	(IRS Employer Identification No.)

3380 Central Expressway
Santa Clara, California	95051
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code): (408) 731-5000

n/a
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

The Compensation Committee of the Board of Directors of Affymetrix, Inc. (“Affymetrix”) approved, and the full Board acknowledged such approval of, the Affymetrix, Inc. Deferred Compensation Plan, effective as of December 9, 2004 (the “Plan”). The Plan provides directors, executive officers and other eligible highly compensated employees with the opportunity to enter into agreements to defer specified percentages of their cash compensation derived from base salary, bonus awards and other specified compensation (including director fees). Distributions occur upon termination of service (or the 6-month anniversary of termination), death or upon such other dates that may be elected by the participant in accordance with the terms of the Plan. Generally participants may elect for distributions of deferred amounts upon termination or death to be paid in the form of either a lump sum or in annual installments. Distributions would be made in the event of a change of control of Affymetrix. Deferrals are adjusted for gain or loss based on the performance of one or more investment options selected by the participant from among investment funds chosen by the Compensation Committee of the Board. Affymetrix in its sole discretion may suspend or terminate the Plan or revise or amend it in any respect, except that no such action may reduce vested amounts credited to deferral accounts, and such accounts will continue to be owed to the participants or beneficiaries and will continue to be a liability of Affymetrix until paid.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

      Exhibit 99.1:  Affymetrix, Inc. Deferred Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFYMETRIX, INC.

Date:	December 14, 2004	By:	/s/ Barbara A. Caulfield

			Name:	Barbara A. Caulfield
			Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Affymetrix, Inc. Deferred Compensation Plan